Subsidiaries of
                     Technical Chemicals and Products, Inc.

              Subsidiary Name                      State Of Organization
----------------------------------------  --------------------------------------

      Health-Mark Diagnostics, L.L.C.                  Delaware

             Health Test, Inc.                         Florida

     Technical Electronics Corporation                 Florida

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